Exhibit 3.13

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

•                                          First: The name of this Corporation is Diabetes American Research Corp.

•                                          Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 Street, in the City of Wilmington County of New Castle, Zip Code 19808.  The registered agent in charge thereof is Corporation Service Company.

•                                          Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•                                          Fourth: The amount of total stock of this corporation is authorized to issue is One Hundred (100) shares (number of authorized shares) with a par value of One Dollar ($1.00) per share.

•                                          Fifth: The name and mailing address of the incorporator are as follows:

Name: Irene B. Fisher, Esq.
Mailing Address: 90 Orville Drive
Bohemia, New York	Zip Code: 11716

•                                          I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 18th day of March, A.D. 2005.

BY:	/s/ Irene B. Fisher
(Incorporator)

NAME:	Irene B. Fisher. Esq.
(type or print)